ASSET PURCHASE AGREEMENT

                                     between

                       GENTLE DENTAL SERVICE CORPORATION,

                         GENTLE DENTAL MANAGEMENT, INC.

                                       and

                          PACIFIC DENTAL SERVICES, INC.


                               Dated June 30, 1998
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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I - Purchase and Sale of Assets....................................... 2

     1.01   Purchase and Sale................................................. 2
     1.02   Excluded Assets................................................... 3
     1.03   Assumption of Liabilities......................................... 4
     1.04   Purchase Price.................................................... 4
     1.05   Purchase Price Adjustment......................................... 6
     1.06   Instruments of Conveyance and Transfer............................ 7
     1.07   Further Assurances................................................ 7
     1.08   Closing........................................................... 7
     1.09   Sales Tax......................................................... 7
     1.10   Allocation of Purchase Price...................................... 7

ARTICLE II - Representations and Warranties of GD Sub and GDSC................ 8

     2.01   Authorization..................................................... 8
     2.02   Capitalization.................................................... 8
     2.03   Compliance........................................................ 8
     2.04   Consents.......................................................... 9
     2.05   Accuracy of Representations & Warranties.......................... 9
     2.06   Rule 144.......................................................... 9

ARTICLE III - Representations and Warranties of PDS and Shareholders.......... 9

     3.01   Corporate Existence; Authority.................................... 9
     3.02   No Adverse Consequences...........................................10
     3.03   Brokers and Finders...............................................10
     3.04   Litigation........................................................11
     3.05   Compliance with Laws..............................................11
     3.06   Employment Matters................................................11
     3.07   Financial Statements..............................................12
     3.08   Receivables.......................................................13
     3.09   Prepaid Expenses and Other........................................13
     3.10   Personal Property.................................................13
     3.11   Payables..........................................................13
     3.12   Indebtedness......................................................13
     3.13   Other Liabilities.................................................13
     3.14   Absence of Certain Changes or Events..............................13
     3.15   Leases   .........................................................14
     3.16   Certain Contracts and Arrangements................................15
     3.17   Status of Contracts and Leases....................................15
     3.18   Title and Condition of Tangible Assets............................16
     3.19   Insurance.........................................................17
     3.20   Taxes    .........................................................17

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                                                                            Page

     3.21   No Restrictions...................................................17
     3.22   Permits and Licenses..............................................18
     3.23   Certain Payments..................................................18
     3.24   Environmental Conditions..........................................18
     3.25   Consents and Approvals............................................18
     3.26   Records...........................................................19
     3.27   Investments Representations.......................................19
     3.28   Access to Information.............................................19
     3.29   Sophistication....................................................19
     3.30   Unanimous Consent.................................................20
     3.31   Reliance..........................................................20
     3.32   Accuracy of Representations and Warranties........................20

ARTICLE IV - Covenants of PDS and Shareholders................................20

     4.01   Access to Properties, Books and Records...........................20
     4.02   Negative Covenants................................................20
     4.03   Affirmative Covenants.............................................21
     4.04   No Negotiations With Others.......................................22
     4.05   Employees.........................................................22

ARTICLE V - Joint Covenants...................................................23

     5.01   Governmental Consents.............................................23
     5.02   Best Efforts; No Inconsistent Action..............................23

ARTICLE VI - Conditions to Obligations of GD Sub..............................23

     6.01   Governmental Approvals............................................23
     6.02   Consents..........................................................23
     6.03   Representations, Warranties and Covenants.........................24
     6.04   Adverse Proceedings...............................................24
     6.05   No Adverse Change.................................................24
     6.06   Management Agreement..............................................24
     6.07   Shares Acquisition Agreement......................................24
     6.08   Dentist Employment Agreements.....................................24
     6.09   Closing and Signing of Related Transactions.......................24
     6.10   Agreement Regarding New Offices...................................25
     6.11   Employment Agreement..............................................25
     6.12   Checks from TN Dental Services and TG3 Dental Services............25
     6.13   Actions Satisfactory to GD Sub's Counsel..........................25

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                                                                            Page

ARTICLE VII - Conditions to Obligations of PDS................................25

     7.01   Representations, Warranties and Covenants.........................25
     7.02   Adverse Proceedings...............................................26
     7.03   Stock Price.......................................................26
     7.04   Agreement Regarding New Offices...................................26
     7.05   Employment Agreement..............................................26


ARTICLE VIII - Termination....................................................26

     8.01   Right of Parties to Terminate.....................................26
     8.02   Effect of Termination.............................................26

ARTICLE IX - Survival; Indemnification........................................27

     9.01   Survival..........................................................27
     9.02   Indemnification by PDS and Shareholders...........................27
     9.03   Indemnification by GD Sub.........................................28
     9.04   Indemnification Procedure.........................................28
     9.05   Right of Offset...................................................30
     9.06   Rights Not Exclusive..............................................30

ARTICLE X - Confidentiality; Press Releases...................................30

     10.1   Confidentiality...................................................30
     10.2   Press Releases....................................................31

ARTICLE XI - Other Provisions.................................................31

     11.01  Benefit and Assignment............................................31
     11.02  Entire Agreement..................................................31
     11.03  Fees and Expenses.................................................31
     11.04  Amendment, Waiver, etc............................................32
     11.05  Headings..........................................................32
     11.06  Governing Law.....................................................32
     11.07  Notices...........................................................33
     11.08  Breach; Equitable Relief..........................................33
     11.09  Attorneys' Fees...................................................33
     11.10  Guarantee.........................................................33
     11.11  Counterparts......................................................33

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
                             INDEX OF DEFINED TERMS


Term                                                    Location of Definition
----                                                    ----------------------

1933 Act................................................2.06
Adjusted Stock Consideration Amount.....................1.04-2
Admin Charge............................................1.04-4
Administrative Office...................................Introduction
Assets..................................................1.01
Assumed Liabilities.....................................1.04-3
Cash Consideration......................................1.04-1
Closing.................................................1.08
Closing Date............................................1.08
Code....................................................3.06-2
Contracts...............................................1.01-6
Current Balance Sheets..................................3.07-1
DDS.....................................................6.09
Damages.................................................9.02-1
Dental Practices........................................Introduction
Earnout Consideration...................................1.04-4
Earnout Period..........................................1.04-4
EBITDA..................................................1.04-4
ERISA...................................................3.06-2
ERISA Plans.............................................3.06-2
Environmental Law.......................................3.24-2(a)
Excess Cap-ex Charge....................................1.04-4
Financial Statements....................................3.07-1
GD Sub..................................................Introduction
GD Sub's Indemnified Persons............................9.02-1
GDSC....................................................Introduction
GDSC Common Stock.......................................1.04-2
Hazardous Substance.....................................3.24-2(b)
Leases..................................................1.01-5
Material Adverse Change.................................Article III Introduction
Material Adverse Effect.................................Article III Introduction
Net Current Assets......................................1.05-3
PDS.....................................................Introduction
PDS Management Agreements...............................Introduction
PDS Assignable Option Agreements .......................Introduction
PDS's Indemnified Persons...............................9.03-1
Permits.................................................3.22
Policies................................................3.19

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
Prevailing Party........................................11.09
Professional Corporations...............................Introduction
Purchase Price..........................................1.04
Purchase Price Adjustment...............................1.05-1
Real Property...........................................3.15
Registration Statement..................................2.02
Related Documents.......................................9.01
Returns.................................................3.20-1
Shares..................................................2.06
Shareholders............................................Introduction
Stock Consideration Amount..............................1.04-2
Stock Price.............................................1.04-2
Tangible Personal Property..............................3.10
Taxes...................................................3.20-3
Third Party Claims......................................9.04-1(a)

                                        v
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                                LIST OF EXHIBITS

Exhibit                   Item                                   First Reference
-------                   ----                                   ---------------


   A             Dental Practices                                Introduction
   B             Professional Corporations                       Introduction
   C             Assumption Agreement                            1.04-3
   D             Assignment and Bill of Sale                     1.06
   E             Management Agreement                            6.06
   F             Shares Acquisition Agreement                    6.07
   G             Dentist Employment Agreement                    6.08
   H             Agreement Regarding New Offices                 6.10
   I             Employment Agreement                            6.11



                                LIST OF SCHEDULES


Schedule                 Content
--------                 -------

1.02-2                   Excluded Assets
1.10                     Purchase Price Allocation
3.04                     Litigation
3.06-2                   Employee Benefits
3.06-3                   Employment Manuals and Policies
3.06-4                   Compensation
3.07                     Financial Statements
3.08                     Receivables
3.09                     Prepaid Expenses and Other
3.10                     Tangible Personal Property
3.11                     Payables
3.12                     Indebtedness
3.13                     Other Liabilities
3.15                     Leases
3.16                     Contracts
3.19                     Insurance
3.22                     Permits
3.25                     Consents and Approvals

                            ASSET PURCHASE AGREEMENT


DATED:     June 30, 1998


BETWEEN:   GENTLE DENTAL SERVICE CORPORATION,
             a Washington corporation
           900 Washington Street, Suite 1100
           Vancouver, WA  98660
           Telecopy No.:  (360) 750-8667                                  "GDSC"


           GENTLE DENTAL MANAGEMENT, INC.
             a Delaware  corporation
           900 Washington  Street,  Suite 1100
           Vancouver, WA 98660
           Telecopy No.:  (360) 750-8667                                "GD Sub"


AND:       PACIFIC DENTAL SERVICES, INC.
           129 West Wilson Street, Suite 200
           Costa Mesa, CA 92627
           Telecopy No.: (714) 646-1659                                    "PDS"


AND:       Stephen E. Thorne IV, Carolyn G. Ghazal, D.D.S.,
           Jeffrey A. Neal, D.D.S., Raymond Choi, D.D.S.,
           Charles Rodgers, D.D.S., Steven Darmstadt, D.D.S., M.S.,
           Jon Thorne, and David Bryant                           "Shareholders"


     Shareholders are the owners of all of the issued and outstanding capital stock of PDS. The administrative office of PDS is located at the address listed above (the "Administrative Office"). PDS provides management services to the seven dental practices located at the addresses listed on Exhibit A attached hereto (collectively, the "Dental Practices"). The seven Dental Practices are conducted by the six professional corporations listed on Exhibit B attached hereto (collectively, the "Professional Corporations"). PDS is party to a management agreement with each Professional Corporation (collectively, the "PDS Management Agreements"), and to an assignable option agreement with each Professional Corporation and its sole shareholder (collectively, the "PDS Assignable Option Agreements"). PDS desires to sell, and GD Sub desires to purchase, substantially all of the assets associated with the Dental Practices and the Administrative Office on the terms and conditions set forth in this Agreement. Concurrent with this Agreement, GD Sub is entering into an Asset Purchase Agreement with Orange Dental Services pursuant to which on the Closing Date GD Sub will purchase all of the assets owned by Orange Dental Services and associated with the dental practice located at 293

Main Street, Suite 210, Orange, California (the "Orange Dental Practice"). Concurrent with this Agreement, GD Sub is also entering into an Asset Purchase Agreement with TG3 Dental Services pursuant to which on October 31, 1998 GD Sub will purchase all of the assets owned by TG3 Dental Services and associated with the dental practice located at 3630 Central Ave., Suite 1, Riverside, California 92506 (the "Riverside 2 Dental Practice"). PDS receives management fees from TG3 Dental Services and Orange Dental Services for providing certain management services to the Riverside 2 Dental Practice and the Orange Dental Practice. PDS also desires to sell, and GD Sub desires to purchase, any assets owned by PDS and associated with the Riverside 2 Dental Practice and the Orange Dental Practice, including all rights to provide management services and receive management fees therefor.

     In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:


                                    ARTICLE I

                           Purchase and Sale of Assets

     1.01 Purchase and Sale. Subject to all the terms and conditions of this Agreement and for the consideration herein stated, on the "Closing Date," as that term is defined in Section 1.08 (provided that the transfer of assets associated with the Riverside 2 Dental Practice shall occur on October 31, 1998 subject to and effective upon the closing of the purchase from TG3 Dental Services), PDS agrees to sell, convey, assign, transfer and deliver to GD Sub, and GD Sub agrees to purchase and accept from PDS, all of the assets, properties and rights of PDS (other than the assets specified in Section 1.02), tangible and intangible, wherever located, that are used or useful to maintain and operate the Dental Practices, the Administrative Office, the Riverside 2 Dental Practice and the Orange Dental Practice, which assets (the "Assets") shall include without limitation:

          1.01-1 All patient lists, operating data and records relating to the Dental Practices, including without limitation financial, accounting and credit records, correspondence, budgets, engineering and facility records and other similar documents and records;

          1.01-2 All other items of tangible personal property of PDS used in connection with or associated with the Dental Practices and the Administrative Office, including furniture, fixtures, equipment, supplies, inventory and spare and replacement items therefor, including without limitation all such items listed on Schedule 3.10 and all such items acquired by PDS after the date hereof and on or before the Closing Date, other than to the extent such items are disposed of by PDS prior to the Closing Date without breach of this Agreement;

          1.01-3 All accounts receivable and other receivables of PDS associated with the Dental Practices, including without limitation all receivables listed on Schedule 3.08 and all receivables generated after March 31, 1998 and on or before the Closing Date, other than to the extent such receivables have been collected by PDS prior to the Closing Date;

          1.01-4 All prepaid and deferred items of PDS relating to the Dental Practices, including prepaid rent, insurance, taxes and unbilled charges and deposits, including without limitation all such items listed on Schedule 3.09;

          1.01-5 All leases of real or personal property to which PDS is a party as lessee and which relate to the Dental Practices, including without limitation all leases listed on Schedule 3.10 and Schedule 3.15 and all leases entered into after the date hereof and on or before the Closing Date and expressly assumed by GD Sub in writing on the Closing Date as provided in Section 1.04-3(d), other than to the extent such leases have terminated, expired or been disposed of by PDS prior to the Closing Date without breach of this Agreement (collectively, the "Leases");

          1.01-6 All rights, benefits and interests of PDS under the contracts, agreements, commitments, understandings, purchase orders, documents and instruments listed on Schedule 3.16 hereto, specifically including the PDS Management Agreements and the PDS Assignable Option Agreements, and under any contracts, agreements, commitments, understandings, purchase orders, documents or instruments entered into between the date hereof and the Closing Date and expressly assumed by GD Sub in writing on the Closing Date as provided in
Section 1.04-3(d), other than to the extent such items have terminated, expired or been disposed of by PDS prior to the Closing Date without breach of this Agreement (collectively, the "Contracts");

          1.01-7 All assignable rights to all telephone lines and numbers used in the conduct of the Dental Practices, excluding any rights to telephone lines and numbers specifically associated with the Administrative Office;

          1.01-8 All right, title and interest in and to trade names associated with the Dental Practices; and

          1.01-9 All of the assets, properties and rights of PDS, tangible and intangible, that are used in, located at or associated with the Riverside 2 Dental Practice and the Orange Dental Practice, including without limitation all rights to provide management services and receive management fees therefor.

     1.02 Excluded Assets. The Assets shall not include the following:

          1.02-1 Any lease not listed on Schedule 3.10 or Schedule 3.15 and any contract, agreement, commitment, understanding, purchase order, document or instrument not listed on Schedule 3.16, unless pursuant to Section 1.04-3(d) GD Sub expressly agrees in writing on the Closing Date to assume the obligations under such lease, contract, agreement, commitment, understanding, purchase order, document or instrument, in which case PDS shall assign its rights and benefits thereunder to GD Sub and the same shall be treated as a "Lease" or "Contract" for purposes of this Agreement;

          1.02-2 The assets identified on Schedule 1.02-2;

          1.02-3 The lease of the Administrative Office and any related leasehold improvements; and

          1.02-4 Any assets specifically associated with any dental practices to which PDS provides management services other than the Dental Practices, the Riverside 2 Dental Practice and the Orange Dental Practice.

     1.03 Assumption of Liabilities. Except for the liabilities and obligations to be assumed by GD Sub pursuant to Section 1.04-3, GD Sub will not assume and will not be liable for any liabilities of PDS, known or unknown, contingent or absolute, accrued or other, and the Assets shall be free of all liabilities, obligations, liens and encumbrances. Without limiting the generality of the foregoing and except as otherwise provided above, GD Sub will not be responsible for any of the following:

          1.03-1 Liabilities, obligations or debts of PDS, whether fixed, contingent or mixed and whether based on events occurring before or after the Closing Date, including without limitation those based on tort, contract, statutory or other claims or involving fines or penalties payable to any governmental authority;

          1.03-2 Liabilities, obligations or debts of PDS for any federal, state or local tax, including without limitation federal income taxes, state income and excise taxes, state and local real and personal property taxes and federal, state and local withholding and payroll taxes;

          1.03-3 Liabilities or obligations of PDS to employees for salaries, bonuses or health and welfare benefits or with respect to any profit sharing, stock bonus, pension, retirement, stock purchase, option, bonus or deferred compensation plan or for any other benefits or compensation (including without limitation accrued vacation or sick leave); and

          1.03-4 Liabilities or obligations of PDS for employee severance payments or arrangements resulting from termination of PDS's employees.

     1.04 Purchase Price. The purchase price for the Assets (the "Purchase Price") shall be the following:

          1.04-1 $5,607,826 (the "Cash Consideration") payable by check on the Closing Date with $4,878,713 of such amount payable by check to PDS and $729,113 of such amount payable by check to various lenders as listed under the heading "debt to be paid off" on Schedule 3.12.

          1.04-2 A number of shares of GDSC's Common Stock ("GDSC Common Stock") determined by dividing the Adjusted Stock Consideration Amount (as defined below) by a number (the "Stock Price") equal to the average of the closing prices of GDSC Common Stock reported by NASDAQ for the five trading days prior to the date of this Agreement. The "Stock Consideration Amount" equals $2,347,242. The "Adjusted Stock Consideration Amount" shall equal the Stock Consideration Amount reduced by the principal amount of any debt or capital lease obligations of PDS assumed by GD Sub. The shares of GDSC Common Stock to be delivered under this Agreement shall be issued by GDSC to GD Sub for transfer by GD Sub to PDS.

          1.04-3 The assumption by GD Sub on the Closing Date (provided that the assumption of liabilities associated with the Riverside 2 Dental Practice shall occur on October 31, 1998 subject to and effective upon the closing of the purchase from TG3 Dental Services), pursuant to the terms of an Assumption Agreement in substantially the form attached hereto as Exhibit C, of the following liabilities of PDS (the "Assumed Liabilities"):

               1.04-3(a) the accounts payable and accrued liabilities of PDS associated with the Dental Practices, the Administrative Office, the Riverside 2 Dental Practice and the Orange Dental Practice, excluding accrued rent for the Administrative Office and any other payables or liabilities specifically associated with any other dental practices managed by PDS or any partnership of which PDS is a partner, to the extent and in the amounts identified on Schedule
3.11 (to the extent such liabilities are not paid or discharged prior to the Closing Date);

               1.04-3(b) all liabilities of PDS associated with the Dental Practices and the Administrative Office, the Riverside 2 Dental Practice and the Orange Dental Practice, excluding accrued rent for the Administrative Office and any other payables or liabilities specifically associated with any other dental practices managed by PDS or any partnership of which PDS is a partner, of a type identified on Schedule 3.11 and incurred in the ordinary course of business after March 31, 1998 and on or before the Closing Date (to the extent such liabilities are not paid or discharged prior to the Closing Date), but specifically excluding any liabilities for brokers' and attorneys' fees and other expenses of this transaction and accrued liabilities for taxes based on the income or revenues of PDS;

               1.04-3(c) all obligations of PDS under any of the Leases or Contracts listed on Schedule 3.10, Schedule 3.15 or Schedule 3.16 hereto or under any of the items listed under the heading "debt to be assumed" on Schedule 3.12; and

               1.04-3(d) all obligations of PDS under any lease, contract, agreement, commitment, understanding, purchase order, document or instrument entered into by PDS between the date of this Agreement and the Closing Date that GD Sub, in its sole discretion, elects on the Closing Date to assume.

          1.04-4 Additional payments (the "Earnout Consideration") to be paid based on the EBITDA (as defined below) and the Orange EBITDA (as defined below) for the 36-month period (the "Earnout Period") beginning on the first day of the first calendar month following the Closing Date. The first payment of Earnout Consideration shall equal (a) $20,000, plus (b) 4.48 multiplied by the EBITDA for the first 12 months of the Earnout Period, reduced by (c) the sum of $305,000 plus the Cash Consideration and the Stock Consideration Amount. The first payment of Earnout Consideration shall also include the amount equal to
(a) 4.48 multiplied by the Orange EBITDA for the first 12 months of the Earnout Period, reduced by (b) the sum of the Orange Cash Consideration Amount (as defined below) and the Orange Earnout Consideration (as defined below). The second payment of Earnout Consideration shall equal (a) .96 multiplied by the EBITDA for the second 12 months of the Earnout Period, plus (b) .06 multiplied by the Orange EBITDA for the second 12 months of the Earnout Period, reduced by
(c) 80% of the earnout consideration, if any, paid by GD Sub under the terms of the Asset Purchase Agreement dated June 30, 1998 between GDSC, GD Sub and Bryan Watanabe D.D.S., Inc. The third payment of Earnout Consideration shall equal (a)
 .96 multiplied by the EBITDA for the third 12 months of the Earnout Period, plus
(b) .06 multiplied by the Orange EBITDA for the third 12 months of the Earnout Period. The "EBITDA" shall mean the combined net income of (a) the Professional Corporations and (b) GD Sub from the provision of services to the Professional Corporations, before any reduction for interest, income taxes, depreciation or amortization, and excluding any allocation of GD Sub corporate overhead expense, but after the Excess Cap-ex Charge (as defined below) and the Admin Charge (as defined below), as reflected on a combined income statement for the practice locations prepared in conformity with generally accepted accounting principles applied in a manner consistent with the application of such principles to the preparation of GD Sub's audited financial statements. The "Excess Cap-ex Charge" shall be an annual charge equal to 25% of the total accumulated capital expenditures by GD Sub at the Dental Practices after the Closing Date which in any 12-month period exceeds 2% of the combined net revenue of the Dental Practices for such period. The "Admin Charge" shall equal a pro rata portion of the sum of (a) rent reimbursed by GD Sub to PDS for the Administrative Office, and (b) all unreimbursed costs incurred by GD Sub at the Administrative Office, including but not limited to employee compensation and benefits, based on the ratio of the combined net revenue of the Dental Practices to the combined net revenue of all dental practices managed by GD Sub from the Administrative Office for the relevant period. Eighty percent of the first payment of Earnout Consideration shall be paid by check. The "Orange EBITDA", the "Orange Cash Consideration Amount" and the "Orange Earnout Consideration" shall have the meanings ascribed to the terms "EBITDA", "Cash Consideration Amount" and "Earnout Consideration", respectively, in the Asset Purchase Agreement dated June 30, 1998 by and among GDSC, GD Sub, Orange Dental Services and the partners of Orange Dental Services. The remaining 20% of the first payment of Earnout Consideration shall be paid in shares of GDSC Common Stock. To determine the number of shares of GDSC Common Stock to be issued as part of the first payment of Earnout Consideration, a share of GDSC Common Stock shall be valued at the average of the closing prices of GDSC Common Stock reported by NASDAQ for the five trading days prior to the 60th day after the end of the first 12 months of the Earnout Period. All of the second and third payments of Earnout Consideration shall be paid by check. The calculation and payment of each payment of Earnout Consideration shall be completed within 90 days of the completion of the applicable 12-month portion of the Earnout Period.

     1.05 Purchase Price Adjustment. The Cash Consideration may be subject to adjustment after Closing as set forth in this Section 1.05.

          1.05-1 As soon as reasonably possible after Closing, the amount of the "Net Current Assets" (as defined in Section 1.05-3) shall be determined as provided in Section 1.05-4. If the amount of Net Current Assets is $55,000 more or less than $365,000, the Cash Consideration shall be adjusted by the full amount of the difference (the "Purchase Price Adjustment"). If the difference between Net Current Assets and $365,000 does not exceed $55,000, there shall be no Purchase Price Adjustment.

          1.05-2 If the Net Current Assets are greater than $420,000, the Purchase Price Adjustment shall be paid to PDS by check within 10 days after PDS delivers the certificate described in Section 1.05-4. If the Net Current Assets are less than $310,000, the Purchase Price Adjustment shall be paid by PDS to GD Sub by check within 10 days after PDS delivers the certificate described in
Section 1.05-4.

          1.05-3 "Net Current Assets" means the sum of (a) accounts receivable of PDS and Orange Dental Services associated with the Dental Practices and the Orange Dental Practice, net of contractual allowances and bad debt reserve, at the Closing Date and (b) any prepaid expenses of PDS and Orange Dental Services relating to the Dental Practices and the Orange Dental Practice properly recordable on a balance sheet of PDS as of the Closing Date reduced by the sum of (x) the accounts payable of PDS and Orange Dental Services associated with the Dental Practices and the Administrative Office and the Orange Dental Practice at the Closing Date and (y) the accrued liabilities of PDS and Orange Dental Services associated with the Dental Practices and the Administrative Office and the Orange Dental Practice, at the Closing Date, specifically including an accrual of payroll and payroll-related charges up to and including the Closing Date, but only to the extent such payables and liabilities are assumed by GD Sub, all as determined consistently with the accounting conventions applied in determining the amounts set forth in paragraphs 1.05-1 and 1.05-2 above.

          1.05-4 At or after the Closing Date, PDS shall execute and deliver to GD Sub a certificate detailing the calculation of Net Current Assets and including as schedules thereto lists of all receivables, prepaid expenses, payables and accrued liabilities as of the Closing Date included in the calculation. In this certificate, PDS shall certify the accuracy and completeness of the schedules to the certificate and the accuracy of the calculation of Net Current Assets.

     1.06 Instruments of Conveyance and Transfer. The sale of the Assets, and the conveyance, assignment, transfer and delivery of all of the Assets shall be effected by PDS's execution and delivery to GD Sub, on the Closing Date, of a bill of sale in substantially the form of the Assignment and Bill of Sale attached hereto as Exhibit D.

     1.07 Further Assurances. PDS and Shareholders agree that, at any time and from time to time on and after the Closing Date, they will, upon the request of GD Sub and without further consideration, take all steps reasonably necessary to place GD Sub in possession and operating control of the Assets and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all further acts, deeds, assignments, conveyances, transfers, powers of attorney or assurances as reasonably required to sell, assign, convey, transfer, grant, assure and confirm to GD Sub, or to aid and assist in the collection of or reducing to possession by GD Sub of, all of the Assets, or to vest in GD Sub good, valid and marketable title to the Assets.

     1.08 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon, at 10:00 a.m., Pacific time, on June 30, 1998 or at another date, time and place agreed upon in writing by the parties (the "Closing Date").

     1.09 Sales Tax. PDS shall pay any sales tax owing in respect of the purchase of the Assets. PDS shall promptly file all necessary sales tax returns, if any, and pay all sales taxes due, if any, following the Closing Date.

     1.10 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in accordance with Schedule 1.10, and GDSC and PDS shall be bound by that allocation in reporting the transactions contemplated by this Agreement to any governmental authority (including without limitation the Internal Revenue Service).


                                   ARTICLE II

                Representations and Warranties of GD Sub and GDSC

     GD Sub and GDSC, jointly and severally, represent and warrant to PDS as follows:

     2.01 Authorization. Each of GD Sub and GDSC is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Each of GD Sub and GDSC has taken all corporate action necessary to authorize its execution, delivery and performance of this Agreement. Each of GD Sub and GDSC has full corporate power and authority to enter into this Agreement and carry out the terms hereof. This Agreement has been duly executed and delivered by GD Sub and GDSC and is binding upon and enforceable against each of them in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting creditors' rights generally and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

     2.02 Capitalization. The authorized capital stock of GDSC consists of 50,000,000 shares of Common Stock, of which 7,994,213 shares are issued and outstanding, and 30,000,000 shares of Preferred Stock, of which 1,628,863 shares are issued and outstanding. All issued and outstanding shares of GDSC capital stock are validly issued, fully paid and nonassessable, and have been issued without violation of any preemptive rights. There is no subscription, option, warrant, call, right, agreement or commitment (including any right of conversion or exchange under any outstanding security or other instrument) relating to the issuance by GDSC of GDSC capital stock other than outstanding options under the GDSC 1993 Stock Incentive Plan, outstanding purchase rights under the GDSC Employee Stock Purchase Plan and the GDSC Professional Corporation Employee Stock Purchase Plan, other options and warrants described in GDSC's Registration Statement on Form SB-2, Registration No. 333-44037 (the "Registration Statement"), the proposed public offering of Common Stock described in the Registration Statement, the issuance of convertible debt and preferred stock announced by GDSC on May 12, 1998, and outstanding offers and/or agreements to acquire other dental practices or dental practice management companies in exchange for Common Stock. The GDSC Common Stock to be issued under this Agreement will, when issued, be duly and validly authorized and issued, fully paid and nonassessable.

     2.03 Compliance. The execution, delivery and performance of this Agreement by GD Sub and GDSC, the compliance by GD Sub and GDSC with the provisions of this Agreement and the consummation of the transactions described in this Agreement will not conflict with or result in the breach of any of the terms or provisions of or constitute a default under:

          2.03-1 the respective articles of incorporation or bylaws of GD Sub and GDSC;

          2.03-2 any note, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which GD Sub or GDSC is a party or by which GD Sub or GDSC is bound; or

          2.03-3 any statute or any order, rule, regulation or decision of any court or regulatory authority or governmental body applicable to GD Sub or GDSC.

     2.04 Consents. No consent, approval, authorization, order, designation or declaration of any court or regulatory authority or governmental body, federal or other, or third person is required to be obtained by GD Sub or GDSC for the consummation of the transactions described in this Agreement.

     2.05 Accuracy of Representations & Warranties. None of the representations or warranties of GD Sub or GDSC contains or will contain any untrue statement of any material fact or omits or misstates a material fact necessary to make the statements contained in this Agreement not misleading. Neither GD Sub nor GDSC knows of any fact that has resulted or that, in the reasonable judgement of GD Sub or GDSC will result, in any material adverse change in the business, results of operation, financial condition or prospects of GD Sub or GDSC that has not been set forth in this Agreement or in GDSC's filings with the Securities and Exchange Commission.

     2.06 Rule 144. With a view to making available to PDS the benefits of Rule 144 promulgated under the Securities Act of 1933 (the "1933 Act"), GDSC agrees, during the one-year period starting on the first anniversary of the Closing Date or such longer period as the public resale of the shares of GDSC Common Stock issued under this Agreement ("Shares") by a nonaffiliate of GDSC is subject to Rule 144, to file with the Securities and Exchange Commission in a timely manner all reports and other documents required of GDSC under the Securities Exchange Act of 1934. GDSC agrees to remove the legend described in the last sentence of
Section 3.27 from the certificates representing the Shares, upon request of the holder, at any time after the second anniversary of the Closing Date or such other time as the Shares may be freely sold by the holder without restriction under Rule 144.


                                   ARTICLE III

             Representations and Warranties of PDS and Shareholders

     As used in this Agreement, "Material Adverse Effect" means a material adverse effect on the business, results of operations, financial position, assets or prospects of PDS, the Dental Practices or any of them which shall in any event include any adverse effect on the assets, revenue or net income of PDS in excess of $50,000; and "Material Adverse Change" means any change that has resulted, will result or is likely to result in a Material Adverse Effect. PDS and Shareholders represent and warrant to GD Sub as follows:

     3.01 Corporate Existence; Authority. PDS is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and PDS has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Subject to Section 9.02-3, each Professional Corporation is a professional corporation duly organized, validly existing and in good standing under the laws of the State of California, and each Professional Corporation has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Shareholders own all of the issued and outstanding stock of PDS. There is no subscription, option, warrant, call, right, agreement or commitment (including any right of conversion or exchange under any outstanding security or other instrument) relating to the issuance by PDS of PDS capital stock. PDS has full power and authority to enter into this Agreement and to carry out its terms. Upon execution of this Agreement by all Shareholders, PDS will have taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by PDS and Shareholders and is binding upon and enforceable against PDS and Shareholders in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.02 No Adverse Consequences. Neither the execution and delivery of this Agreement by PDS or Shareholders nor the consummation of the transactions contemplated by this Agreement will

          3.02-1 result in the creation or imposition of any lien, charge or encumbrance on any of PDS's or the Professional Corporations' assets or properties,

          3.02-2 violate or conflict with any provision of PDS's articles of incorporation or bylaws,

          3.02-3 violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to PDS, Shareholders, the Professional Corporations or any of them, assuming that the agreements to be entered into between GD Sub and the Professional Corporations do not violate applicable laws, or

          3.02-4 either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions or provisions of, result in the loss of any benefit to PDS or the Professional Corporations under or constitute a default under any agreement, instrument, license or permit to which PDS, any Shareholder or any Professional Corporation is a party or by which any of them is bound, assuming that the agreements to be entered into between GD Sub and the Professional Corporations do not violate applicable laws.

     3.03 Brokers and Finders. Neither PDS nor any Shareholder has employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission with respect to the transaction contemplated by this Agreement.

     3.04 Litigation. Except as set forth on Schedule 3.04, there is no claim, litigation, proceeding or investigation of any kind pending or threatened by or against PDS, or any Professional Corporation and, to the best knowledge of PDS, there is no basis for any such claim, litigation, proceeding or investigation.

     3.05 Compliance with Laws. Except as set forth on Schedule 3.22 and subject to Section 9.02-3, PDS and the Professional Corporations have at all relevant times conducted their businesses in compliance with their respective articles of incorporation and bylaws and all applicable laws and regulations. Except as set forth on Schedule 3.22 and subject to Section 9.02-3, PDS and the Professional Corporations are not in violation of any applicable laws or regulations, other than violations which singly or in the aggregate do not, and, with the passage of time will not, have a Material Adverse Effect. Subject to Section 9.02-3, neither PDS nor any Professional Corporation is subject to any outstanding order, writ, injunction or decree, and neither PDS nor any Professional Corporation has been charged with, or threatened with a charge of, a violation of any provision of federal, state or local law or regulation.

     3.06 Employment Matters.

          3.06-1 Labor Matters

               (a) Neither PDS nor any Professional Corporation is a party or otherwise subject to any collective bargaining or other agreement governing the wages, hours or terms of employment of its employees. PDS and the Professional Corporations are and have been in compliance with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours and are not and have not been engaged in any unfair labor practice.

               (b) There is no (1) unfair labor practice complaint against PDS or any Professional Corporation pending before the National Labor Relations Board or any other governmental authority, (2) labor strike, slowdown or work stoppage actually occurring or, to the best of the knowledge of PDS threatened against any of them, (3) representation petition respecting any of their employees pending before the National Labor Relations Board, or (4) grievance or any arbitration proceeding pending arising out of or under collective bargaining agreements applicable to any of them.

               (c) Neither PDS nor any Professional Corporation has experienced any primary work stoppage or other organized work stoppage involving its employees in the past two years.

3.06-2 Employee Benefits. Schedule 3.06-2 lists all pension, retirement, profit sharing, deferred compensation, bonus, commission, incentive, life insurance, health and disability insurance, hospitalization and all other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plans or arrangements) established or maintained by PDS and complete and accurate copies of all those plans or arrangements have been provided to GD Sub. The employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) established and maintained by PDS that are subject to ERISA are listed separately as ERISA Plans on Schedule 3.06-2 (the "ERISA Plans"). The ERISA Plans comply with the applicable requirements of ERISA. PDS has received from the Internal Revenue Service a favorable determination for each of the ERISA Plans and their related trusts that each of the ERISA Plans is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the related trust is tax-exempt under Section 501(a) of the Code. There has been no event subsequent to that determination that has adversely affected the tax qualified status of the ERISA Plans or the exemption of the related trusts other than changes in the Code that are not effective as of the Closing Date. No "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA or
Section 412(a) of the Code exists, or has existed, with respect to any of the ERISA Plans. The present value of all accrued benefits under each of the ERISA Plans does not exceed the value of such plan's assets, less all liabilities other than those attributable to accrued benefits. PDS has no "potential withdrawal liability," as defined in Section 4201 of ERISA. None of the ERISA Plans, its related trusts or any trustee, investment manager or administrator thereof has engaged in a nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code. There are not and have not been any excess deferrals or excess contributions under any ERISA Plan. Each ERISA Plan is and has been operated and administered in conformance with the requirements of all applicable laws and regulations, whether or not the ERISA Plan documents have been amended to reflect such requirements. PDS has no obligation of any kind (whether under the terms of the ERISA Plans or under any understanding with employees) to make payments under, or to pay contributions to or in respect of, any plan or arrangement listed on Schedule 3.06-2, or any other plan, agreement or other arrangement for deferred compensation of employees, whether or not tax qualified, including, without limitation, a single employer tax qualified plan, a tax qualified plan of a controlled group of corporations, a multi-employer pension plan, a nonqualified deferred compensation plan, an individual employment or compensation agreement or a commitment to provide medical benefits to retirees.

          3.06-3 Employment Agreements. Each of the employees of PDS and the Professional Corporations is an "at-will" employee and, except as listed on
Schedule 3.06-3, there are no written employment, commission or compensation agreements of any kind between PDS or any Professional Corporation and any of their respective employees. Schedule 3.06-3 lists and includes all of PDS's employment or supervisory manuals, employment or supervisory policies, and written information generally provided to employees (such as applications or notices), and true and complete copies of those manuals, policies and written information have been provided to GD Sub. PDS does not have any agreements or understandings with PDS's employees except as reflected in the items listed in Schedules 3.06-2 and 3.06-3.

          3.06-4 Compensation. Schedule 3.06-4 contains a complete and accurate list of all employees of PDS, as of June 29, 1998, specifying their names, hire dates, the total amount paid or payable as compensation to each such person, and the basis of such compensation.

     3.07 Financial Statements.

          3.07-1 Schedule 3.07 contains unaudited balance sheets of PDS as of March 31, 1998 (the "Current Balance Sheets") and December 31, 1997 and 1996, and the related statements of income for the years then ended (all such balance sheets and statements collectively, the "Financial Statements").

          3.07-2 The Financial Statements present fairly

               (a) the financial position of PDS as of the dates indicated and

               (b) the results of operations for the periods then ended.

     3.08 Receivables. Schedule 3.08 separately lists all receivables of PDS and Orange Dental Services from the Dental Practices and the Orange Dental Practice or otherwise (including management fees receivable, accounts receivable, loans receivable and advances) as of March 31, 1998. Each of the receivables listed on
Schedule 3.08, and each of the receivables that has arisen since March 31, 1998 has arisen only from bona fide transactions in the ordinary course of business and is not subject to any offset or counterclaim.

     3.09 Prepaid Expenses and Other. Schedule 3.09 lists all prepaid expenses and deferred charges of PDS, Orange Dental Services or the Dental Practices, and each of them, reflected on the Current Balance Sheets as well as the items included in the Other Assets line, if any, on the Current Balance Sheets.

     3.10 Personal Property. Section 1.01-1 and Schedule 3.10 together generally describe all the tangible personal property owned or leased by PDS and Orange Dental Services and used in any of the Dental Practices or the Administrative Office or the Orange Dental Practice, other than excluded assets listed in
Schedule 1.02-2 ("Tangible Personal Property"). Schedule 3.10 lists the book value of the Tangible Personal Property as of March 31, 1998.

     3.11 Payables. Schedule 3.11 lists all accounts payable and other accrued liabilities of PDS and Orange Dental Services, as of March 31, 1998, other than payables for brokers' and attorneys' fees and other expenses of this transaction and accrued liabilities for taxes based on income or revenues of PDS.

     3.12 Indebtedness. Schedule 3.12 lists all indebtedness of PDS and, subject to Section 9.02-3, the Professional Corporations as of June 30, 1998 incurred in connection with the business, operations or assets of any Dental Practice or the repayment of which is secured by the assets of any Dental Practice. For each item of indebtedness, Schedule 3.12 shows the name of lender and the principal balance.

     3.13 Other Liabilities. Except as listed on Schedule 3.13, neither PDS nor any Professional Corporation has any liability or obligation (whether absolute, accrued, contingent or other, and whether due or to become due), which is not accrued, reserved against or disclosed in the Current Balance Sheets, other than liabilities incurred in the ordinary course of business consistent with past practice, which individually or in the aggregate would not have a Material Adverse Effect.

     3.14 Absence of Certain Changes or Events. Since the date of the Current Balance Sheets, there has not been with respect to PDS, the Dental Practices or any of them:

          3.14-1 Any Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change;

          3.14-2 Any damage, destruction or casualty loss, whether insured against or not, to any assets or properties associated with any of the Dental Practices;

          3.14-3 Any increase in the rate or terms of compensation payable or to become payable by PDS to its key employees; any increase in the rate or terms of any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such key employees; any special bonus or remuneration paid; or any written employment contract executed or amended;

          3.14-4 Any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing or any amendment, modification or termination of any existing agreement, commitment or transaction) by PDS or any Professional Corporation, except agreements, commitments or transactions in the ordinary course of business and consistent with past practices or as expressly contemplated in this Agreement;

          3.14-5 Any conduct of business which is outside the ordinary course of business or not substantially in the manner that PDS previously provided management services to the Dental Practices;

          3.14-6 Any purchase or other acquisition of property, any sale, lease or other disposition of property, or any expenditure, except in the ordinary course of business;

          3.14-7 Any incurrence of any noncontract liability which, either singly or in the aggregate is material to the business, results of operations, financial condition or prospects of any of the Dental Practices;

          3.14-8 Any encumbrance or consent to encumbrance of any property or assets of PDS except in the ordinary course of business; or

          3.14-9 Any change in the assets, liabilities, licenses, permits or franchises of PDS, or in any agreement to which PDS is a party or is bound, which has had or reasonably could be expected to have a Material Adverse Effect.

     3.15 Leases. Schedule 3.15 contains a complete and accurate list of all Leases of real property used or useful in the business of PDS, including the lease at each Dental Practice location, a description of the real property covered thereby (the "Real Property"), the term of each Lease and the monthly payments under the Lease. Complete and accurate copies of all Leases have been delivered to GD Sub.

     3.16 Certain Contracts and Arrangements. Schedule 3.16, which is organized by type of agreement, contains a complete and accurate list of all Contracts of the following types to which PDS or any Professional Corporation is a party or by which PDS or any Professional Corporation is bound which relate to or are associated with any of the Dental Practices:

          3.16-1 any mortgage, note or other instrument or agreement relating to the borrowing of money or the incurrence of indebtedness by PDS or any Professional Corporation or PDS's guaranty of any obligation for the borrowing of money;

          3.16-2 contracts, agreements, purchase orders or acknowledgment forms for the purchase, sale, lease or other disposition of capital assets or more than $20,000 of other equipment or materials;

          3.16-3 contracts or agreements for the performance of services, including but not limited to the PDS Management Agreements;

          3.16-4 contracts or agreements for the joint performance of work or services and all other partnership or joint venture agreements;

          3.16-5 contracts or agreements with agents, brokers, consignees, sales representatives or distributors relating to the sale of the services of PDS; and

          3.16-6 any other contract, instrument, agreement or obligation not described on any other Schedule to which PDS or any Professional Corporation is a party or by which PDS or any Professional Corporation is bound and which contains material unfulfilled obligations of PDS, including but not limited to the PDS Assignable Option Agreements.

Complete and accurate copies of all Contracts have been delivered to GD Sub.

     3.17 Status of Contracts and Leases.

          3.17-1 Each of the Contracts and Leases listed on Schedules 3.10, 3.15 and 3.16 is valid, binding and enforceable by PDS in accordance with its terms and is in full force and effect. There is no existing default or violation by PDS under any Contract or Lease and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default of PDS under any Contract or Lease. There is no pending or threatened proceeding which would interfere with the quiet enjoyment of any Real Property of which PDS is lessee or sublessee which is used by any of the Dental Practices.

          3.17-2 All other parties to the Contracts and Leases have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transaction contemplated by this Agreement without requiring modification of PDS's rights or obligations under any Contract or Lease.

          3.17-3 PDS is not aware of any default by any other party to any Contract or Lease or of any event which (whether with or without notice, lapse of time or both) would constitute a default by any other party with respect to obligations of that party under any Contract or Lease, and, to the knowledge of PDS, there are no facts that exist indicating that any of the Contracts or Leases may be totally or partially terminated or suspended by the other parties.

          3.17-4 Neither PDS nor any Professional Corporation is a party to, nor is it bound by, any contract or agreement that PDS can reasonably foresee will result in any material loss to PDS or any of the Dental Practices upon the performance thereof (including any material liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential), unless such contract or agreement is terminable by PDS or the applicable Professional Corporation on 60 or fewer days notice at any time without penalty.

     3.18 Title and Condition of Tangible Assets.

          3.18-1 PDS owns all of the Tangible Personal Property except the leased property free and clear of all mortgages, pledges, security interests, claims, charges or other encumbrances or restrictions of any kind, except

               (a) liens disclosed on the Current Balance Sheets,

               (b) security interests or liens securing payment of Assumed Liabilities or

               (c) liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Current Balance Sheets).

          3.18-2 PDS has good and absolute title to the Tangible Personal Property except the leased property. No Shareholder, Professional Corporation or shareholder thereof, nor any other person or entity has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Dental Practices, other than indirectly as a shareholder of PDS. The immediately preceding sentence shall not apply to patient charts, files and patient records and contracts for the provision of dentistry services that may be owned or held by the Professional Corporations.

          3.18-3 All Tangible Personal Property has been maintained and operated in accordance with manufacturer's specifications and prudent industry practices, is in a good state of maintenance and repair, ordinary wear and tear excepted, and is adequate for the conduct of PDS's business.

          3.18-4 There are no developments affecting any of the Real Property or Tangible Personal Property pending or, to the knowledge of PDS, threatened which might materially detract from the value of such property or assets, materially interfere with any present or intended use of any such property or assets or materially adversely affect the marketability of such properties or assets.

          3.18-5 At the Closing, GD Sub will acquire good title to all the Assets, free and clear of all mortgages, pledges, security interests, claims, charges or other encumbrances or restrictions of any kind, except for security interests or liens securing payment of Assumed Liabilities.

     3.19 Insurance. Schedule 3.19 contains a complete and accurate list of all policies (other than the malpractice insurance policies in effect for each of the Professional Corporations) of liability, fire, worker's compensation and other forms of insurance insuring PDS, the Professional Corporations, their respective employees, and assets or operations of the Dental Practices, and each of them, setting forth the applicable deductible amounts (all of the foregoing policies including the malpractice insurance policies of the Professional Corporations are hereinafter collectively defined as the "Policies"). All the Policies are valid, enforceable and in full force and effect, all premiums with respect to the Policies covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received with respect to any Policy. The Policies are sufficient for compliance with all requirements of law and of agreements to which PDS and the Professional Corporations are parties and provide insurance for the risks and in the amounts and types of coverage usually obtained by persons using or holding similar properties in similar businesses. There are no unresolved claims for insurance payment under any of the Policies. True and complete copies of the Policies and all endorsements thereto have been delivered to GD Sub.

     3.20 Taxes.

          3.20-1 Returns. PDS has filed all federal, state and other returns, reports and information returns required to be filed by it with respect to Taxes (as defined below) (collectively, the "Returns") and has timely paid all Taxes shown to be due on the Returns. All Returns filed are complete and accurate in all material respects, and no additional Taxes are owed by PDS with respect to the periods covered by the Returns. PDS has provided GD Sub with complete and accurate copies of PDS's Returns for 1995 and 1996.

          3.20-2 Taxes Paid or Reserved. All deficiencies in Taxes asserted or assessments made by any taxing authority have been fully paid or finally settled, excluding property taxes that are not yet due. All Taxes which PDS or any Professional Corporation has been required to collect or withhold have been withheld or collected and, to the extent required, have been paid to the proper taxing authority.

          3.20-3 Definition. "Taxes" means all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, sales, use and franchise taxes, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions.

     3.21 No Restrictions. No contract or agreement to which PDS is a party or is bound or to which any of its properties or assets is subject limits the freedom of PDS to compete in any line of business or with any person, excluding the partnership agreements of the partnerships referenced in Section 1 of Exhibit H hereto.

     3.22 Permits and Licenses. Except as set forth on Schedule 3.22, PDS, the Professional Corporations and the shareholders of the Professional Corporations hold and at all times have held, all licenses, permits, franchises, easements and authorizations (collectively, "Permits") necessary for the lawful conduct of each of the Dental Practices pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its operations, except where the failure to hold any Permit, singly or in the aggregate, either alone or with the giving of notice or the passage of time or both, would not have a Material Adverse Effect. PDS, the Professional Corporations and the shareholders of the Professional Corporations, and each of them, are in compliance with all the terms of each Permit, and there are no claims of violation by any such party of any Permit.

     3.23 Certain Payments. Neither PDS nor any Shareholder, Professional Corporation or sole shareholder of any Professional Corporation has, directly or indirectly, on behalf of or with respect to any Dental Practice or its operations made or received any payment that was not legal to make or receive under federal, state or local laws of the United States or any other country or territory.

     3.24 Environmental Conditions.

          3.24-1 Compliance. PDS has operated the Dental Practices and maintained the Assets, including without limitation the Real Properties, in compliance with all Environmental Laws. All wastes generated in connection with the Dental Practices are and have been transported and disposed of off site in compliance with all Environmental Laws. Except as otherwise required for the normal operation of the Dental Practices, no Hazardous Substance is or has been generated, manufactured, treated, stored, transported, used or otherwise handled on the Real Properties or in connection with the Dental Practices.

          3.24-2 Definitions. As used in this Agreement,

               (a) "Environmental Law" means any federal, state or local statute, ordinance or regulation pertaining to the protection of human health or the environment and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such statutes, ordinances or regulations, and

               (b) "Hazardous Substance" means any hazardous, toxic, radioactive or infectious substance, material or waste as defined, listed or regulated under any Environmental Law, and includes without limitation petroleum oil and its fractions.

     3.25 Consents and Approvals. Except as set forth on Schedule 3.25, no consent, approval or authorization of any court, regulatory authority, governmental body, or any other entity or person not a party to this Agreement is required for the consummation of the transactions described in this Agreement by PDS or Shareholders. PDS and Shareholders have obtained, or shall have obtained prior to the Closing, all consents, authorizations or approvals of any third parties required in connection with the execution, delivery or performance of this Agreement by PDS or Shareholders or the consummation of the transaction contemplated by this Agreement. PDS has made all registrations or filings with any governmental authority required for the execution or delivery of this Agreement or the consummation of the transaction contemplated hereby.

     3.26 Records. The books of account of PDS and the Professional Corporations are complete and accurate in all material respects, and there have been no transactions involving the business of PDS and the Professional Corporations which properly should have been set forth therein and which have not been accurately so set forth. Complete and accurate copies of such books have been made available to GD Sub.

     3.27 Investment Representations. PDS is acquiring the Shares and each Shareholder is acquiring beneficial ownership of the Shares for investment for its, his or her own account, and not with a view to, or for resale in connection with, any distribution of the Shares, other than a possible distribution of the Shares from PDS to Shareholders. Neither PDS nor any Shareholder is a party to any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any such person or any third party with respect to the Shares. PDS and Shareholders acknowledge and understand that the Shares are being offered and sold without registration under the 1933 Act or any state securities law based on exemptions provided under such laws, and that the representations contained in this Agreement are being relied upon by GD Sub and GDSC in connection with those exemptions. PDS and Shareholders further acknowledge and agree that the Shares are "restricted securities" under federal securities laws and as such may not be sold or disposed of unless they are registered under the 1933 Act and all applicable state securities laws or unless, in the opinion of counsel acceptable to GD Sub and GDSC, exemptions from the registration requirements of the 1933 Act and all applicable state securities laws are available. In this regard, PDS and Shareholders acknowledge that GDSC is under no obligation to register the Shares, that the Shares will not be eligible for resale in the public market pursuant to Rule 144 under the 1933 Act until one year after the Closing Date, and that PDS and Shareholders will bear the economic risk of ownership of the Shares at least until that time. PDS and Shareholders consent to having appropriate legends placed on the certificates representing the Shares relating to this restriction on transfer.

     3.28 Access to Information. Each Shareholder has received and carefully reviewed GDSC's Annual Report on Form 10-KSB for the year ended December 31, 1997, GDSC's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998, and the Registration Statement. Each Shareholder believes he or she has received all of the information he or she considers necessary or appropriate for deciding whether to acquire shares of GDSC Common Stock. Each Shareholder further represents that he or she has had an opportunity to ask questions and receive answers from GDSC regarding GDSC, its business and financial condition, and the terms and conditions of the Agreement.

     3.29 Sophistication. Shareholders, and each of them, together with their purchaser representative, if any, have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in the Shares and have the capacity to protect their own interests in connection with the transaction. PDS acknowledges that it has received legal advice regarding the Agreement and the securities law restrictions on the Shares from Miller & Holguin, PDS's attorneys, and has received tax and other accounting advice regarding this transaction from Smith, Linden & Basso LLP, PDS's accountants.

     3.30 Unanimous Consent. Execution of this Agreement by Shareholders constitutes unanimous consent and approval of the shareholders of PDS to the terms of this Agreement and the sale of the Assets contemplated thereby under
Section 603 of the California General Corporation Law.

     3.31 Reliance. PDS and Shareholders recognize and agree that, notwithstanding any investigation by GD Sub, GD Sub is relying upon the representations and warranties made by PDS and Shareholders in this Agreement.

     3.32 Accuracy of Representations and Warranties. None of the representations or warranties of PDS and Shareholders contains or will contain any untrue statement of any material fact or omits or misstates a material fact necessary to make the statements contained in this Agreement not misleading. PDS and Shareholders do not know of any fact that has resulted or that, in the reasonable judgment of PDS or Shareholders will result, in any material adverse change in PDS's business, results of operation, financial condition or prospects that has not been set forth in this Agreement.


                                   ARTICLE IV

                        Covenants of PDS and Shareholders

     4.01 Access to Properties, Books and Records. Prior to the Closing Date, PDS shall, at GD Sub's request, afford or cause to be afforded to the agents, attorneys, accountants and other authorized representatives of GD Sub reasonable access during normal business hours to all employees, properties, books and records of PDS and the Professional Corporations and shall permit such persons, at GD Sub's expense, to make copies of such books and records. PDS shall deliver to GD Sub monthly financial statements of PDS promptly after they become available. GDSC and GD Sub shall treat, and shall cause all of their agents, attorneys, accountants and other authorized representatives to treat, all information obtained pursuant to this Section 4.01 as confidential in accordance with Section 10.01 hereof. No investigation by GDSC or GD Sub or any of their authorized representatives pursuant to this Section 4.01 shall affect any representation, warranty or closing condition of any party hereto or GD Sub's rights to indemnification pursuant to Section 9.02 hereof.

     4.02 Negative Covenants. Except as otherwise permitted by this Agreement or with the prior written consent of GD Sub, prior to the Closing Date, PDS shall not, in connection with any of the Dental Practices:

          4.02-1 Incur additional debt for borrowed money (including without limitation obligations under leases for real or personal property whether or not required to be capitalized under generally accepted accounting principles), incur or increase any obligation or liability (fixed, contingent or other, including without limitation liabilities as a guarantor or otherwise with respect to obligations of others) except in the ordinary and usual course of business and consistent with past practices, forgive or release any debt or claim, give any waiver of any right of material value or voluntarily suffer any extraordinary loss;

          4.02-2 Make any payment to discharge or satisfy any lien or encumbrance or pay any obligation or liability (fixed or contingent) other than
(a) current liabilities (including the current portion of any long-term liabilities) included in the Financial Statements and (b) current liabilities incurred or maturing since the dates of the Current Balance Sheets in the ordinary course of business;

          4.02-3 Issue, sell, or give any option or right to purchase any shares of its capital stock or other securities, or purchase, redeem or otherwise acquire or commit to acquire, directly or indirectly, any shares of its capital stock;

          4.02-4 Mortgage, pledge, otherwise encumber or subject to lien any of its assets or properties, tangible or intangible, or commit itself to do any of the foregoing;

          4.02-5 Except in the ordinary and usual course of its business and in each case for fair consideration, dispose of, or agree to dispose of, any of its assets or lease or license to others, or agree so to lease or license, any of its assets;

          4.02-6 Acquire any assets which would be material to any of the Dental Practices other than assets acquired in the ordinary and usual course of business and consistent with past practices;

          4.02-7 Enter into any transaction or contract or make any commitment to do the same, except in the ordinary and usual course of business and not requiring the payment in any case of an amount in excess of $50,000 annually;

          4.02-8 Increase the wages, salaries, compensation, pension or other benefits payable, or to become payable by it, to any of its employees or agents, including without limitation any bonus payments or severance or termination pay, other than increases in wages and salaries required by employment arrangements existing on the date hereof or otherwise in the ordinary and usual course of its business;

          4.02-9 Implement or agree to any implementation of or amendment or supplement to any employee profit sharing, pension, bonus, commission, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement;

          4.02-10 Change its accounting methods, policies or practices; or

          4.02-11 Agree or commit to do any of the foregoing.

     4.03 Affirmative Covenants. Except as otherwise permitted by this Agreement or with the prior written consent of GD Sub, prior to the Closing Date, PDS shall:

          4.03-1 Operate the Dental Practices, including collecting receivables and paying payables, as presently operated and only in the ordinary course and consistent with past practices;

          4.03-2 Advise GD Sub in writing of any litigation or administrative proceeding that challenges or otherwise materially affects the transactions contemplated hereby and of any Material Adverse Change or any event, occurrence or circumstance which is likely to cause a Material Adverse Change;

          4.03-3 When the consent of any third party to the transactions contemplated by this Agreement is required under the terms of any contract or agreement material to any of the Dental Practices to which PDS is a party or by which PDS is bound, use its best efforts to obtain such consent on terms and conditions not materially less favorable than those in effect on the date hereof;

          4.03-4 Use its best efforts to maintain all of the Tangible Personal Property in good operating condition, reasonable wear and tear excepted, consistent with past practices, and take all steps reasonably necessary to maintain its intangible assets;

          4.03-5 Not cancel or change any policy of insurance (including self-insurance) or fidelity bond or any policy or bond providing substantially the same coverage;

          4.03-6 Maintain, consistent with past practices, all inventories, spare parts, office supplies and other expendable items;

          4.03-7 Use its best efforts to retain all employees;

          4.03-8 Maintain its books and records in accordance with past practices;

          4.03-9 Pay and discharge all taxes, assessments, governmental charges and levies imposed upon it, its income or profits or upon any property belonging to it, in all cases prior to the date on which penalties attach thereto; and

          4.03-10 Comply with all laws, rules and regulations applicable to it and to the Dental Practices.

     4.04 No Negotiations With Others. Except as otherwise permitted by this Agreement or with the prior written consent of GD Sub, PDS and Shareholders shall refrain, and shall cause PDS's employees and any investment banker, attorney, accountant or other agent retained by either of them to refrain, from initiating or soliciting any inquiries or making any proposals with respect to, or engaging in negotiations concerning, or providing any confidential information or data to or having any discussions with any person relating to, any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, PDS. PDS and Shareholders will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     4.05 Employees. Effective as of the close of business on the Closing Date, PDS shall terminate all of its employees at the Dental Practices and the Administrative Office, other than Brady Aase, Donald Webb, and David Bryant. Except as expressly assumed by GD Sub under this

Agreement, PDS shall be responsible for and shall pay and discharge all obligations to such employees arising out of or in connection with their employment prior to Closing.

                                    ARTICLE V

                                 Joint Covenants

          GD Sub, PDS and Shareholders covenant and agree that they will act in accordance with the following:

     5.01 Governmental Consents. Promptly following the execution of this Agreement, the parties will proceed to prepare and file with the appropriate governmental authorities any requests for approval or waiver, if any, that are required from governmental authorities in connection with the transactions contemplated hereby, and the parties shall diligently and expeditiously prosecute and cooperate fully in the prosecution of such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

     5.02 Best Efforts; No Inconsistent Action. Each party will use its best efforts to effect the transactions contemplated by this Agreement and to fulfill the conditions to the obligations of the other parties set forth in Article 6 or 7 of this Agreement. No party will take any action inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement, except that nothing in this
Section 5.02 shall limit the rights of the parties under Articles 6, 7 and 8.


                                   ARTICLE VI
                       Conditions to Obligations of GD Sub

          The obligations of GD Sub under Article 1 are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

     6.01 Governmental Approvals. All authorizations, consents and approvals of all governmental agencies and authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained and be satisfactory in form and content to GD Sub.

     6.02 Consents. PDS shall have obtained the third-party consents required under the terms of the Contracts and Leases, except for those Contracts and Leases for which the necessity of obtaining consent to assignment is waived by GD Sub as indicated on Schedule 3.25, and such consents shall not have required any change to the terms and conditions of the Contracts and Leases other than changes consented to in writing by GD Sub.

     6.03 Representations, Warranties and Covenants.

          6.03-1 All representations and warranties of PDS and Shareholders made in this Agreement, or in any certificate delivered pursuant hereto, shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date.

          6.03-2 All of the terms, covenants and conditions to be complied with and performed by PDS and Shareholders at or prior to the Closing shall in all material respects have been complied with or performed thereby.

          6.03-3 GD Sub shall have received a certificate of PDS, dated as of the Closing Date, to the effect that the representations and warranties of PDS and Shareholders contained in this Agreement are in all material respects true and complete on and as of the Closing Date as though made on and as of the Closing Date and that PDS and Shareholders have in all material respects complied with or performed all terms, covenants and conditions to be complied with or performed by him at or prior to the Closing.

     6.04 Adverse Proceedings. No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, GDSC, GD Sub, PDS or any Shareholder to restrain or prohibit, or obtain damages in respect of, this Agreement or the transactions contemplated by this Agreement.

     6.05 No Adverse Change. There shall not have been any Material Adverse Change.

     6.06 Management Agreement. Each PDS Management Agreement assigned by PDS to GD Sub pursuant to Section 1.01-6 shall have been amended and restated as a Management Agreement with GD Sub in the form attached hereto as Exhibit E, and each Professional Corporation shall have executed and delivered such a Management Agreement.

     6.07 Shares Acquisition Agreement. Each PDS Assignable Option Agreement assigned by PDS to GD Sub pursuant to Section 1.01-6 shall have been amended and restated as a Shares Acquisition Agreement relating to the stock of the Professional Corporation in the form attached hereto as Exhibit F, and each Professional Corporation and its sole shareholder shall have executed and delivered such a Shares Acquisition Agreement.

     6.08 Dentist Employment Agreements. Each sole shareholder of a Professional Corporation shall have executed and delivered a Dentist Employment Agreement with the applicable Professional Corporation in the form attached hereto as Exhibit G.

     6.09 Closing and Signing of Related Transactions. The transactions contemplated by the following agreements shall close simultaneously with the
Closing: Asset Purchase Agreement dated June 30, 1998 by and among GDSC, GD Sub, Orange Dental Services and the partners of Orange Dental Services; and Asset Purchase Agreement dated June 30, 1998 by and among GDSC, GD Sub and Bryan Watanabe D.D.S., Inc. All parties shall have executed and delivered the Asset Purchase Agreement dated June 30, 1998 by and among GDSC, GD Sub, TG3 Dental Services and the partners of TG3 Dental Services.

     6.10 Agreement Regarding New Offices. PDS shall have executed and delivered an Agreement Regarding New Offices with GDSC and GD Sub in the form attached hereto as Exhibit H.

     6.11 Employment Agreement. Stephen E. Thorne IV shall have executed and delivered an Employment Agreement with GD Sub in the form attached hereto as
Exhibit I.

     6.12 Checks from TN Dental Services and TG3 Dental Services. TN Dental Services shall have delivered to GD Sub a check for $22,843 in respect of a portion of a debt of PDS being assumed by GD Sub, and TG3 Dental Services shall have delivered to GD Sub a check for $20,068 in respect of a portion of a debt of PDS being assumed by GD Sub.

     6.13 Actions Satisfactory to GD Sub's Counsel. All actions, proceedings, instruments and documents required to be carried out by this Agreement, or incidental hereto, and all other relevant legal matters shall be reasonably satisfactory to counsel for GD Sub.


                                   ARTICLE VII

                        Conditions to Obligations of PDS

     The obligations of PDS under Article I are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

     7.01 Representations, Warranties and Covenants.

          7.01-1 All representations and warranties of GDSC and GD Sub made in this Agreement and in any certificate delivered pursuant hereto shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date.

          7.01-2 All of the terms, covenants and conditions to be complied with and performed by GDSC and GD Sub on or prior to the Closing shall in all material respects have been complied with or performed by GDSC and GD Sub.

          7.01-3 PDS shall have received a Certificate of GDSC and GD Sub, dated as of the Closing Date, executed by the President or other authorized officer of GDSC and GD Sub, to the effect that the representations and warranties of GDSC and GD Sub contained in this Agreement are in all material respects true and complete on and as of the Closing Date as though made on and as of the Closing Date and that GDSC and GD Sub have in all material respects complied with or performed all terms, covenants and conditions to be complied with or performed by them at or prior to the Closing.

     7.02 Adverse Proceedings. No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, GDSC, GD Sub, PDS or any Shareholder to restrain or prohibit this Agreement or the transactions contemplated by this Agreement.

     7.03 Stock Price. The Stock Price shall not be less than $4.00 per share of GDSC Common Stock.

     7.04 Agreement Regarding New Offices. GDSC and GD Sub shall have executed and delivered an Agreement Regarding New Offices with PDS in the form attached hereto as Exhibit H.

     7.05 Employment Agreement. GD Sub shall have executed and delivered an Employment Agreement with Stephen E. Thorne IV in the form attached hereto as
Exhibit I.

                                  ARTICLE VIII

                                   Termination

     8.01 Right of Parties to Terminate. This Agreement may be terminated:

          8.01-1 by GD Sub, if any of the authorizations, consents, approvals, filings or registrations described in Section 6.01 hereof, other than as may pertain to those Contracts and Leases for which the necessity of obtaining consent to assignment is waived by GD Sub as indicated on Schedule 3.25, shall have been denied, not permitted to go into effect or obtained on terms not reasonably satisfactory to GD Sub and all reasonable final appeals shall have been exhausted;

          8.01-2 by GD Sub, if PDS or Shareholders or any of them shall have breached any of their obligations hereunder in any material respect;

          8.01-3 by PDS, if GD Sub shall have breached any of its obligations hereunder in any material respect or if the Stock Price falls below $4.00; or

          8.01-4 by either PDS or GD Sub, by written notice to the other party, if the Closing shall not have occurred on or prior to March 31, 1999; provided, however, that the right to terminate this Agreement under this Section 8.01-4 shall not be available to any party whose failure to fulfill or perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

     8.02 Effect of Termination. If either GD Sub or PDS decides to terminate this Agreement pursuant to Section 8.01, such party shall promptly give written notice to the other party to this Agreement of such decision. In the event of a termination pursuant to Section 8.01, the parties hereto shall be released from all liabilities and obligations arising under this Agreement (other than those described in Article 10 hereof) with respect to the matters contemplated by this Agreement, other than for damages arising from a breach of this Agreement.

                                   ARTICLE IX

                            Survival; Indemnification

     9.01 Survival. All representations, warranties, covenants and agreements made in this Agreement or in any schedule, certificate or assignment delivered in accordance with this Agreement (collectively, the "Related Documents") shall survive any investigation by or on behalf of any party, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and any termination or expiration of this Agreement for a period of three and one-half years following the Closing Date and after such period shall be terminated and extinguished, except insofar as the damaged party shall have asserted in writing a claim setting forth with reasonable specificity facts and circumstances relating thereto prior to the expiration of such period in which event the party liable shall remain liable with respect to such claim.

     9.02 Indemnification by PDS and Shareholders.

          9.02-1 Notwithstanding any investigation by GDSC or GD Sub, from and after the Closing, PDS and Shareholders shall indemnify, hold harmless and, to the extent provided in Section 9.04-1, defend GDSC, GD Sub, and their respective subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (collectively, "GD Sub's Indemnified Persons") from and against, and reimburse each of GD Sub's Indemnified Persons with respect to, any and all losses, damages, liabilities, costs and expenses, including interest from the date of such loss to the time of payment, penalties and reasonable attorneys' fees (collectively, "Damages") incurred by any of GD Sub's Indemnified Persons by reason of or arising out of or in connection with:

               (a) any material breach or inaccuracy of any representation or warranty of PDS or Shareholders, or any of them, made in this Agreement or any Related Document;

               (b) any failure by PDS or Shareholders, or any of them, to perform any covenant required to be performed by them pursuant to this Agreement or any Related Document after reasonable opportunity to cure; or

               (c) any liability or obligation of PDS or Shareholders, or any of them, arising out of or in connection with the ownership, use, condition, maintenance or operation of the Dental Practices or the Assets by PDS on or prior to the Closing, in either case not expressly assumed by GD Sub in accordance with the terms of this Agreement, and specifically including any liability to pay cash to a terminated employee on account of accrued vacation time.

          9.02-2 This indemnification extends to any Damages suffered by any of GD Sub's Indemnified Persons, whether or not a claim is made against any of GD Sub's Indemnified Persons by any third party.

          9.02-3 PDS and Shareholders shall not be liable for breach of the representations in Sections 3.01 and 3.05 in respect of Russel L. Perin II, D.D.S., Inc., except to the extent that the

Damages incurred by GD Sub's Indemnified Persons as a result of any and all such breaches exceeds $50,000.

     9.03 Indemnification by GD Sub.

          9.03-1 Notwithstanding any investigation by PDS or Shareholders, from and after the Closing, GDSC and GD Sub shall indemnify, hold harmless and, to the extent provided in Section 9.04-1, defend PDS, Shareholders, and their respective partners, affiliates, officers, employees, agents, successors and assigns (collectively, "PDS's Indemnified Persons") from and against, and reimburse each of PDS's Indemnified Persons with respect to, any and all Damages incurred by any of PDS's Indemnified Persons by reason of or arising out of or in connection with:

               (a) any material breach or inaccuracy of any representation or warranty of GDSC or GD Sub made in this Agreement or any Related Document;

               (b) any failure by GDSC or GD Sub to perform any covenant required to be performed by them pursuant to this Agreement or any Related Document after reasonable opportunity to cure; or

               (c) any liability or obligation of PDS to any third party expressly assumed by GD Sub in accordance with the terms of this Agreement.

          9.03-2 This indemnification extends to any Damages suffered by any of PDS's Indemnified Persons whether or not a claim is made against any of PDS's Indemnified Persons by any third party.

     9.04 Indemnification Procedure.

          9.04-1 Third Party Claims.

               (a) Each indemnified party shall, with reasonable promptness after obtaining knowledge thereof, provide any indemnifying party against whom a claim for indemnification is to be made under this Article 9 with written notice of all third party actions, suits, proceedings, claims, demands or assessments that may be subject to the indemnification provisions of this Article 9 (collectively, "Third Party Claims"), including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

               (b) Each indemnifying party shall have 15 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party agrees that the claim is subject to this Article 9 and, if so, whether the indemnifying party elects, jointly with any other indemnifying party notified under Section 9.04-1(a), to undertake, conduct and control, through counsel of its or their choosing (subject to the consent of the indemnified party, such consent not to be withheld unreasonably) and at its or their sole risk and expense, the good faith settlement or defense of the Third Party Claim.

               (c) If within 15 days after its receipt of the claim notice an indemnifying party notifies the indemnified party that it elects to undertake the good faith settlement or defense of the Third Party Claim, the indemnified party shall cooperate reasonably with the indemnifying party in connection therewith including, without limitation, by making available to the indemnifying party all relevant information material to the defense of the Third Party Claim. The indemnified party shall be entitled to participate in the settlement or defense of the Third Party Claim through counsel chosen by the indemnified party, at its expense, and to approve any proposed settlement that would impose any obligation or duty on the indemnified party, which approval may, in the sole discretion of the indemnified party, be withheld. So long as an indemnifying party is contesting the Third Party Claim in good faith and with reasonable diligence, the indemnified party shall not pay or settle the Third Party Claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any Third Party Claim at any time, provided that in such event it waives any right to indemnification therefor by the indemnifying party.

               (d) If an indemnifying party does not provide notice that it elects to undertake the good faith settlement or defense of the Third Party Claim, or if an indemnifying party fails to contest the Third Party Claim or undertake or approve settlement, in good faith and with reasonable diligence, the indemnified party shall thereafter have the right to contest, settle or compromise the Third Party Claim at its exclusive discretion, at the risk and expense of the indemnifying party, and the indemnifying party will thereby waive any claim, defense or argument that the indemnified party's settlement or defense of such Third Party Claim is in any respect inadequate or unreasonable.

               (e) A party's failure to give timely notice will not constitute a defense, in part or in whole, to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

          9.04-2 Non-Third Party Claims.

               (a) Each indemnified party shall, with reasonable promptness, deliver to any indemnifying party against whom a claim for indemnification is to be made under this Article 9 written notice of all claims for indemnification under this Article 9, other than Third Party Claims, including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

               (b) Each indemnifying party shall have 30 days after its receipt of the claim notice to notify the indemnified party in writing whether or not the indemnifying party accepts liability for all or any part of the Damages described in the claim notice. If the indemnifying party does not so notify the indemnified party, the indemnifying party shall be deemed to accept liability for all the Damages described in the claim notice.

               (c) A party's failure to give timely notice will not constitute a defense, in part or in whole, to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

     9.05 Right of Offset. At the election of GD Sub, any liability of PDS or any Shareholder under Section 9.02 which has been established by agreement, litigation or in accordance with the procedure set forth in Section 9.04 may be satisfied by offsetting such liability against any Earnout Consideration then due or that subsequently becomes due. For this purpose, a liability shall not be deemed to have been established in accordance with the procedure set forth in
Section 9.04 if PDS or the Shareholder has asserted under Section 9.04-1(b) that the liability is not subject to this Article 9 and the question has not been resolved by agreement or litigation.

     9.06 Rights Not Exclusive. An indemnified party's rights to indemnification under this Article 9 are in addition to, and not in lieu of, any other rights to which the indemnified party may be entitled at law or in equity.


                                    ARTICLE X

                         Confidentiality; Press Releases

     10.01 Confidentiality.

          10.01-1 No information concerning PDS not previously disclosed to the public or in the public domain that has been furnished to or obtained by GDSC or GD Sub under this Agreement or in connection with the transactions contemplated hereby shall be disclosed to any person other than in confidence to employees, legal counsel, financial advisers or independent public accountants of GDSC or GD Sub or used for any purpose other than as contemplated herein. If the transactions contemplated by this Agreement are not consummated, GDSC and GD Sub shall hold such information in confidence for a period of four years from the date of any termination of this Agreement, and all such information that is in writing or embodied on a diskette, tape or other tangible medium shall be promptly returned to PDS.

          10.01-2 No information concerning GDSC or GD Sub not previously disclosed to the public or in the public domain that has been furnished to or obtained by PDS or Shareholders under this Agreement or in connection with the transactions contemplated hereby shall be disclosed to any person other than in confidence to the employees, legal counsel, financial advisers or independent public accountants of PDS or used for any purpose other than as contemplated herein. If the transactions contemplated by this Agreement are not consummated, PDS and Shareholders shall hold such information in confidence for a period of four years from the date of any termination of this Agreement, and all such information that is in writing or embodied on a diskette, tape or other tangible medium shall be promptly returned to GD Sub.

          10.01-3 Notwithstanding the foregoing, such obligations of GD Sub and of PDS shall not apply to information

               (a) that is, or becomes, publicly available from a source other than GD Sub or PDS, as the case may be;

               (b) that was known and can be shown to have been known by GD Sub at the time of its receipt from PDS, or by PDS at the time of its receipt from GD Sub, as the case may be;

               (c) that is received by GD Sub from a third party without breach of this Agreement by GD Sub, or is received by PDS from a third party without breach of this Agreement by PDS, as the case may be;

               (d) that is required by law to be disclosed; or

               (e) that is disclosed in accordance with the written consent of GD Sub or of PDS, as the case may be.

     10.02 Press Releases. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by PDS without the prior written consent of GD Sub; provided, however, that nothing herein shall prevent a party from supplying such information or making statements as required by governmental authority or in order for a party to satisfy its legal obligations (prompt notice of which shall in any such case be given to the other party or parties).

                                   ARTICLE XI

                                Other Provisions

     11.01 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto may voluntarily or involuntarily assign such party's interest under this Agreement without the prior written consent of the other parties.

     11.02 Entire Agreement. This Agreement and the Schedules and Exhibits referred to herein embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein.

     11.03 Fees and Expenses. GDSC and GD Sub shall be solely responsible for all costs and expenses incurred by them, and PDS shall be solely responsible for all costs and expenses incurred by PDS, in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

     11.04 Amendment, Waiver, etc. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought. Any waiver of any term or condition of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

     11.05 Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     11.06 Governing Law. The construction and performance of this Agreement will be governed by the laws of the State of Washington (except for the choice of law provisions thereof).

     11.07 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing; shall be delivered personally, including by means of telecopy, or mailed by registered or certified mail, postage prepaid and return receipt requested; shall be deemed given on the date of personal delivery or on the date set forth on the return receipt; and shall be delivered or mailed to the addresses or telecopy numbers set forth on the first page of this Agreement or to such other address as any party may from time to time direct, with copies to:

           In the case of GDSC or GD Sub:

                 Stoel Rives LLP
                 900 SW Fifth Avenue, Suite 2300
                 Portland, OR  97204
                 Telecopy No.:  (503) 220-2480

                 Attention:  Edward L. Epstein

           In the case of PDS or Shareholders:

                 Miller & Holguin
                 1801 Century Park East, 7th Floor
                 Los Angeles, CA 90067
                 Telecopy No.:  (310) 557-2205

                 Attention:   Henry Holguin

     11.08 Breach; Equitable Relief. The parties acknowledge that the Dental Practices and rights of the parties described in this Agreement are unique and that money damages alone for breach of this Agreement would be inadequate. Any party aggrieved by a breach of the provisions hereof may bring an action at law or suit in equity to obtain redress, including specific performance, injunctive relief or any other available equitable remedy. Time and strict performance are of the essence in this Agreement.

     11.09 Attorneys' Fees. If suit or action is filed by any party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees as fixed by the trial court and, if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court. For purposes of this Agreement, the term "prevailing party" shall be deemed to include a party that successfully opposes a petition for review filed with an appellate court.

     11.10 Guarantee. GDSC irrevocably and unconditionally guarantees that GD Sub will perform each and every obligation of GD Sub under this Agreement and waives and agrees not to assert or take advantage of any of the following to the extent they might apply: (a) any right to require PDS or Shareholders to proceed against GD Sub, it being understood and agreed that PDS and Shareholders may proceed against GDSC without first proceeding against GD Sub or any other person or entity; (b) PDS's or Shareholders' failure to file or enforce any claim in any bankruptcy or insolvency proceedings against GD Sub; (c) any presentment, demand, protest or notice of any kind to GDSC, including without limitation, notice of the acceptance of this guarantee, or of any action or nonaction on the part of GD Sub under this Agreement; or (d) any right to prior notice and approval of any extension of the time for payment of any amounts or performance of any obligations due under this Agreement or any other modification, alteration or change of this Agreement.

     11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

     GDSC:                             GENTLE DENTAL SERVICE CORPORATION


                                       By: L. T. VAN EERDEN
                                           -------------------------------------
                                       Title: Executive Vice President
                                              ----------------------------------


     GD SUB:                           GENTLE DENTAL MANAGEMENT, INC.


                                       By: L. T. VAN EERDEN
                                           -------------------------------------
                                       Title: Executive Vice President
                                              ----------------------------------


     PDS:                              PACIFIC DENTAL SERVICES, INC.


                                       By: STEPHEN THORNE IV
                                           -------------------------------------
                                       Title: President
                                              ----------------------------------


     SHAREHOLDERS:
                                       STEPHEN THORNE, IV
                                       -----------------------------------------
                                       Stephen E. Thorne, IV



                                       CAROLYN G. GHAZAL DDS
                                       -----------------------------------------
                                       Carolyn G. Ghazal, D.D.S.



                                       JEFFREY A. NEAL DDS
                                       -----------------------------------------
                                       Jeffrey A. Neal, D.D.S.



                                       RAYMOND CHOI DDS
                                       -----------------------------------------
                                       Raymond Choi, D.D.S.



                                       CHARLES RODGERS
                                       -----------------------------------------
                                       Charles Rodgers, D.D.S.

                                       STEVEN DARMSTADT DDS
                                       -----------------------------------------
                                       Steven Darmstadt,  D.D.S., M.S.



                                       JON THORNE
                                       -----------------------------------------
                                       Jon Thorne



                                       DAVID BRYANT
                                       -----------------------------------------
                                       David Bryant

                                                                       EXHIBIT A

                                DENTAL PRACTICES


1.    Victor Valley Dental Group - Hesperia
      16455 Main Street, Suite 17
      Hesperia, CA

2.    Westpark Family Dental Office
      2409 West 17th Street
      Santa Ana, CA

3.    Apple Valley Dental Practice
      18245 Highway #18, Suite 4
      Apple Valley, CA

4.    Riverside Family Dental Office
      10286 Indiana Ave.
      Riverside, CA 92503

5.    California Dental Office-Russel Perin D.D.S.
      12800 Heacock Blvd., Suite A-1
      Moreno Valley, CA

6.    Pacific Dental Group
      2000 Harbor Blvd., Suite C-104
      Costa Mesa, CA

7.    Corona Dental Center
      1074 West Sixth Street, Suite 104
      Corona, CA

                                                                       EXHIBIT B

                            PROFESSIONAL CORPORATIONS


1.   Carolyn G. Ghazal, D.D.S., Inc. d.b.a. Victor Valley Dental Group
     - Hesperia
     16455 Main Street, Suite 17
     Hesperia, CA

2. Raymond Yoonseok Choi, D.D.S., Inc. d.b.a. West Park Family Dental 2409 West 17th Street
     Santa Ana, CA

3. Charles Rodgers, D.D.S., Inc. d.b.a. Apple Valley Dental Practice 18245 Highway #18, Suite 4
     Apple Valley, CA

     Charles Rodgers, D.D.S., Inc. d.b.a. Corona Dental Center
     1074 West Sixth Street, Suite 104
     Corona, CA

4. Bryan K. Watanabe, D.D.S., Inc. d.b.a. Riverside Family Dental Office 10286 Indiana Ave.
     Riverside, CA 92503

5. Russel L. Perin II, D.D.S., Inc. d.b.a. California Dental Office-Russel Perin D.D.S.
     12800 Heacock Blvd., Suite A-1
     Moreno Valley, CA

6.   Ronald Gardner, D.D.S., Inc. d.b.a. Pacific Dental Group
     2000 Harbor Blvd., Suite C-104
     Costa Mesa, CA


                                      B-1